Exhibit 99.2

Matthew Clawson (Pure Communications)

Thank you, operator. Good afternoon, everyone. Thanks for joining us for T2 Biosystems 2016 third quarter and nine months results conference call. On the call this afternoon to discuss results and operational milestones for the periods ended September 30, 2016, are President and CEO, John McDonough; Chief Financial Officer, Shawn Lynch; Senior Vice President, Corporate Development, Rahul Dhanda; and Chief Commercial Officer, David Harding. The executive team will lead up the call with some prepared remarks followed by a question-and-answer period. I would like to remind everyone that comments made by management in responses to questions today will include forward-looking statements. Those include statements related to T2 Biosystems future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems Annual Report on Form 10-K filed with the SEC on March 9, 2016. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law. With that, I’d like to turn the call over to President and CEO, John McDonough, for his opening comments. John?

John McDonough

Thanks, Matt. And good afternoon, everyone. Thank you for joining us on the call.

The third quarter proved to be a solid one for T2 from a financial, strategic and operational stand-point, and our results further demonstrated the power of the T2 technology and the immense potential it holds for creating a new global paradigm for patient care.

During the quarter, we were able to increase our revenue to $1.1 million, while decreasing operating expenses to $11.1 million. We also ended the quarter with approximately $75 million of cash and cash equivalents on the balance sheet — leaving us well funded to achieve our future growth milestones. Shawn will provide a more detailed look at the quarter later in the call.

Beyond our results, and more importantly, 2016 continues to prove to be a transformative year for T2 as we have recently taken a number of strategic actions to position us for long-term sustainable growth:

•                                          Back in July, we announced a multi-year agreement with Bayer, to provide our T2 Magnetic Resonance technology platform, or T2MR, for Bayer’s research and development efforts in blood coagulation disorders;

•                                          In September, we announced a $40M equity investment by Canon U.S.A. that will fund the Company’s continued growth through the launch of the T2Bacteria Panel;

•                                          And today, we announced a collaboration with Allergan to develop a novel diagnostic panel to detect Gram negative bacterial species and antibiotic resistance for patients with serious bacterial infections, including infections that lead to sepsis.

These partnerships represent important third-party endorsements of the game-changing nature of our technology and T2’s strategic direction. They will be an important part of our go-forward growth strategy and we are actively working to expand the pipeline, which we will keep you updated on as we move forward.

Before I turn it over to Rahul Dhanda, Senior Vice President of Corporate Development, to provide some further details around the Allergan announcement, let me say that we are extremely excited about this partnership. Together we hope to help address the serious and urgent threat to public health that antimicrobial resistance is creating by more quickly diagnosing sepsis and enabling the rapid delivery of life-saving medicines to the millions of patients at high risk for infection, while also providing significant cost savings to hospitals.

Rahul?

Rahul Dhanda

Thanks John and good afternoon everybody.

As stated in the release, the announced partnership with Allergan will expand T2 Biosystems’ sepsis pipeline and will include the first direct-from-blood diagnostic panel to detect antimicrobial resistance.

Antimicrobial resistance may develop when bacteria have repeated exposure to antibiotics, forcing the survival of only those strains that cannot be treated by typical antimicrobial drugs. One of the most dangerous trends is resistance to an entire class of antibiotics known as carbapenems, because these are often the therapy of last resort for serious Gram negative infections, according to the CDC, and our panel is being developed to specifically identify carbapenem resistance.

Under the terms of this agreement:

•                                          Allergan will pay T2 $4 million in milestone payments related to the development of the bacterial resistance panel and an expansion of the T2Bacteria Test Panel currently under development.

•                                          We retain exclusive worldwide distribution rights for all products developed through this partnership.

•                                          Allergan has the option to cooperatively market T2 Biosystems’ menu of sepsis diagnostics to targeted hospitals around the world through Allergan’s physician facing institutional sales force.

We also believe it is Allergan’s intent to use the T2Bacteria Panel in their development and clinical trial efforts.

We look forward to working with the Allergan team and believe that together, we can make a difference for patients around the world.

With that let me turn it back over to John.

John McDonough

Thanks Rahul.

Before getting into the discussion around the customer commitments received in the third quarter, I want to take a minute and walk through the announcement you will have seen in our earnings release this afternoon related to the change to our key reporting metric.

As we discussed last quarter, as T2 continues to grow and gain more experience, we will be reporting on what percentage of the market universe we are penetrating with our closed customer accounts and how it grows over time. We size the T2Candida market opportunity in the United States at 6.75 million high risk patients and the T2Bacteria market opportunity at 8.75 million high risk patients. We have been targeting the top 450 hospitals in the United States which represent about 1/3 of that market. We estimate the European market size at over 3 million high risk patients.

We now see the critical indicator of future revenue is the number of high risk patients within our customer base, not the number of contracts.

We started reporting these figures last quarter and as we indicated then, view this number as a more accurate measure of the growing total opportunity within the expanding T2 product portfolio — especially as we work to bring T2Bacteria to market next year.

As a result, and going forward, we will be migrating our key reporting metric completely from the number of signed contracts, to the number of hospitals and the estimated annual number of symptomatic, high risk patients in hospitals and hospital systems under contract.

And while we will continue to report the number of contracts we have secured in a quarter, we are less focused on that number as we have learned that sales cycles within hospital systems are unpredictable and the number of contracts on its own does not paint a full picture of the health of the business.

During the third quarter, we were able to sign commitments that will provide access to approximately 43,000 patients considered to be at high risk for sepsis infections. That number represents six commitments from a total of 10 hospitals and hospital systems for the adoption of the T2Candida® Panel and the T2Dx® Instrument — 5 in the U.S. and 1 in Europe. One of the closed accounts is with a hospital system that includes 2 affiliated hospitals that will provide access to approximately 25,000 high risk patients per year. The European account is with a large hospital in Spain that will provide access to over 8,500 high risk patients.

We continue to be very encouraged about our ongoing progress in Europe, where we remain well ahead of our initial expectations, and continue to benefit from the significant market opportunity that exists due in part to the antifungal drug pricing environment.

On a worldwide basis, we now have a total of 125 hospitals and hospital systems with access to the T2Dx system and the T2Candida test. Those hospitals provide access to an approximate 345,000 patients considered to be at high risk of sepsis infections — which is approximately 150% higher than the number at this time last year.

As we have often indicated, customer success stories are an important driver in securing our next phase of growth. Last week at IDWeek, three T2Candida customers had presentations that demonstrated the power of our technology and the impact it is having at their institutions. One example I want to highlight is the Henry Ford Health System in Detroit. Henry Ford presented data that demonstrated through the implementation of the T2Candida technology the hospital was able to save approximately $2 million dollars over a 12-month period as a result of reduced patient stays.

These savings are right in line with the hospital economic savings we have been discussing with the investment community and this is the largest case study to date that demonstrates the economic savings associated with accurate and rapid species specific diagnostic tests for the detection of Candida alone.

In addition to the news from Henry Ford, Riverside Community Hospital in California and Huntsville Hospital in Alabama — reported positive results from the implementation of the T2Candida technology. At Riverside, they were able to discontinue antifungal therapy in accordance to clinical status in all patients and provide 100% of the patients the necessary treatment within 9 hours. And at Huntsville, our technology was able to reduce the average duration of antifungal therapy and the average time to de-escalation of antifungal therapy.

During the quarter, we continued patient enrollment in the ongoing T2Bacteria Panel clinical trial and remain on track for completing the clinical trial and filing for market clearance with the FDA by mid-2017. We continue to work hard to see if we can shorten this timeline.

We are also making good progress on T2Lyme. As we have done with T2Candida and T2Bacteria we will be conducting preclinical studies in 2017, which is expected to lead to an FDA clinical trial in 2018.

On the sales front, we are making a change to our direct sales efforts in the US ahead of the T2Bacteria launch anticipated in 2017. The change also comes as result of both the Allergan cooperative marketing partnership and continued unpredictable sales cycles and associated high customer acquisition costs. We will be reducing our sales force for an interim basis by about 1/3 and will be focusing the ongoing efforts on institutions and hospital systems that have demonstrated a commitment to sepsis monitoring.

Our primary objective will be to continue to grow the customer base at a rate consistent with what we have realized this year while working very closely with these accounts so that they become the future success stories that will drive adoption of T2Candida, T2Bacteria and our Resistance Panel. We believe this reduction is the right action for the business, and we will reassess the size of the sales force as we get closer to the T2Bacteria launch next year.

As we move forward, partnerships, a growing number of customer success stories and the continued expansion of our diagnostics product portfolio, we expect sales cycles to accelerate and more accounts to actively engage but the timing for acceleration is difficult to predict and may not happen until the launch of T2Bacteria.

With that let me turn it over to Shawn to take you through the quarterly results and our outlook. Shawn?

Shawn Lynch

Thanks John. Total revenue for the second quarter was approximately $1.1 million which consisted of $580,000 in product revenue — compared to $245,000 in the third quarter of 2015 —  primarily from sales of T2Candida and instruments, and $504,000 in research revenue.

Total operating expenses, excluding costs of product revenue, for the quarter were $11.14 million compared to $11.4 million for the third quarter of 2015. Cost containment has been a focus area for us ahead of the T2Bacteria launch and we are pleased with these results.

The net loss applicable to common shareholders for the third quarter was $12.8 million or a $0.51 loss per share, compared to $11.6 million, or a $0.57 loss per share, for the third quarter of 2015.

Our balance sheet remains strong — we ended the quarter with approximately $75 million of cash and cash equivalents, with an additional $5.4 million available under our equipment lease — credit lease facility.

Looking ahead, we are targeting an increase in the number of high-risk patients at customer facilities by 150,000 patients over the next 12 months, ahead of the launch of T2Bacteria.

In the fourth quarter, we are anticipating higher product revenue from the testing of more patients with T2Candida than was realized in the first three quarters of 2016, primarily as a result of additional hospitals going live and the increased use of the T2Candida Panel at institutions that are already testing patients.

Additionally, total product revenue could show flat to nominal growth due to fewer instrument sales expected in the fourth quarter, while research revenue is expected to be comparable to what we saw in the third quarter.

We expect total operating expenses for the fourth quarter of 2016 to be between $11.3 million and $11.8 million. These expenses are expected to include approximately $1.7 million in non-cash expenses, which are primarily depreciation and stock compensation expense.

We anticipate the total number of common shares outstanding will be approximately 30.4 million in the fourth quarter and for the full year we’re forecasting weighted average share outstanding of 26 million.

With that, I would like to turn the call back over to John for some closing remarks.

John McDonough

We believe the future is very bright for T2 Biosystems.

At our core, we are working to deliver diagnostic products that fundamentally change clinical decisions in a way that saves the lives of patients and delivers a strong economic return to the hospital system.

There is a paradigm shift occurring within hospitals with regards to how they approach patient care and our technology is allowing our customer hospitals to be at the forefront. Through our technology, we work to be partners in this inevitable change by helping those pioneering institutions:

•                                          Reduce the patient length of stay in the ICU and hospital

•                                          Reduce the patient mortality rate

•                                          Increase the long-term quality of life for patients; and

•                                          Lower the re-admittance rate for patients

Our technology can be a game changer as demonstrated by Henry Ford and others — and our product pipeline will help drive further adoption. Partnerships, such as the ones with Bayer and Allergan, and the investment by Canon not only provide third-party validation, but also will help accelerate the growth profile of T2 through the launch of T2Bacteria and T2Lyme.

The market opportunity is clear as well. Sepsis continues to be one of the leading causes of death in the U.S. and the most expensive hospital treated condition, costing the U.S. Healthcare system over $23 billion per year.

We have the right team, the right approach, and we are squarely focused on entering into the next phase of growth for T2.

With that I’d like to turn the call over to the operator for questions. Operator?

***

Q&A

***

Operator

Thank you. At this time we have no further questions. I will turn the call back over to John McDonough for closing comments.

John McDonough

Thank you for joining us today. As I said in my closing comments, the future of T2 is bright and we look forward to sharing the further progress we have made in the fourth quarter.

If people have additional questions, we’ll certainly be around.

Thank you all for dialing in.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for participation.

-END-